Exhibit 10.5

CHANGE OF CONTROL AND SEVERANCE BENEFITS AGREEMENT

This CHANGE OF CONTROL AND SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into this 30 day of April, 2009 (the “Effective Date”), between TRANSCEPT PHARMACEUTICALS, INC. (the “Company”) and SUSAN KOPPY (“Executive”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.

WHEREAS, Executive is employed by the Company pursuant to the terms of Executive’s offer letter with the Company, dated June 4, 2008 (the “Offer Letter”); and

WHEREAS, the Company believes it is imperative to provide Executive with certain severance benefits in the event that Executive’s employment is terminated without Cause (as defined herein) in circumstances unrelated to a Change of Control (as defined herein); and

WHEREAS, the Company believes it is imperative to provide Executive with certain change of control severance benefits, including certain equity acceleration, in the event that Executive’s employment is terminated without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein) in connection with a Change of Control (as defined herein).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

1. TERM OF AGREEMENT. The term of this Agreement shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date (the “Expiration Date”), and if not amended or renewed by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) prior to the Expiration Date, this Agreement shall terminate automatically on such Expiration Date. Notwithstanding the foregoing, the Company agrees that after the fourth anniversary of the Effective Date, the Compensation Committee shall undertake to review this Agreement and the severance benefits and change of control severance benefits provided herein in good faith, with the assistance of the Company’s outside advisors and compensation consultants, in order to determine, based upon the then current market conditions or any other factors deemed relevant by the Compensation Committee, the appropriateness of continuing this Agreement after the Expiration Date, or whether it would be more appropriate for the Company to amend or terminate this Agreement as of the Expiration Date.

2. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.

(a) At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause (as defined herein). Similarly, Executive may resign Executive’s employment at any time, with or without advance notice, and with or without reason. Executive shall not receive any compensation of any kind, including, without limitation, severance benefits or change of control severance benefits, following Executive’s last day of employment with the Company (the “Termination Date”), except as expressly provided for by this Agreement, applicable law, and/or any plan documents governing the compensatory equity awards that have been or may be granted to Executive from time to time in the sole discretion of the Company.

(b) Termination Without Cause Unrelated to a Change of Control. If: (i) Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability) at any time (except for the time period commencing on the date of the consummation of a Change of Control and ending twelve (12) months after a Change of Control), (ii) such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (iii) Executive signs and allows to become effective a general release of all known and unknown claims in the form provided by the Company, which form shall be substantially in the form attached hereto as Exhibit A) (the “Release”) within sixty (60) days after the Termination Date, and (iv) Executive fully complies with Executive’s continuing fiduciary, statutory and material contractual obligations to the Company (with a 30-day opportunity to cure after notice of any such non-compliance if Executive has not, unless such non-compliance is not capable of being cured); then the Company shall provide Executive with the following severance benefits (the “Severance Benefits”):

(i) The Company shall make a single lump sum severance payment to Executive in an amount equal to Executive’s Base Annual Salary in effect as of the Termination Date, less required tax withholdings and deductions (the “Severance Payment”). The Severance Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.

(ii) Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”) within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health (including dental and vision) insurance coverage in effect as of the Termination Date of Executive’s employment (including coverage for Executive’s eligible dependents) for a maximum period of twelve (12) months following the Termination Date; provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health (including dental and vision) insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) cease to be eligible for COBRA coverage. Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(c) Termination Without Cause or Resignation for Good Reason Within Twelve Months After a Change of Control. If: (i) Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability), or if Executive resigns for Good Reason, during the time period commencing on the date of the consummation of a Change of Control and ending twelve (12) months after a Change of Control, (ii) such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (iii) Executive signs and allows to become effective the Release within sixty (60) days after the Termination Date, and (iv) Executive fully complies with Executive’s continuing fiduciary, statutory and material contractual obligations to the Company (with a 30-day opportunity to cure after notice of any such non-compliance if Executive has not, unless such non-compliance is not reasonably capable of being cured); then the Company shall provide Executive with the following change of control severance benefits (the “Change of Control Benefits”):

(i) The Company shall make a single lump sum severance payment to Executive in an amount equal to Executive’s Base Annual Salary in effect as of the Termination Date, less required tax withholdings and deductions (the “Change of Control Payment”). The Change of Control Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.

(ii) Provided that Executive elects continued coverage under COBRA within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health (including dental and vision) insurance coverage in effect as of the Termination Date of Executive’s employment (including coverage for Executive’s eligible dependents) for a maximum period of twelve (12) months following the Termination Date; provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health (including dental and vision) insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) cease to be eligible for COBRA coverage. Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(iii) After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company shall cause all outstanding equity awards then held by Executive (including, without limitation, stock options, stock appreciation rights, restricted stock or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the Termination Date. In all other respects, such equity awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents and any applicable agreements between the Company and Executive.

3. DEFINITIONS.

(a) Definition of Base Annual Salary. For purposes of this Agreement, “Base Annual Salary” shall mean Executive’s annualized base salary in effect immediately prior to the Termination Date. Base Annual Salary does not include variable forms of compensation such as but not limited to bonuses, incentive compensation, commissions, benefits, equity, expenses, or expense allowances.

(b) Definition of Cause. For the purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i) Executive is convicted of (or pleads guilty or no contest to) any felony or any crime involving moral turpitude;

(ii) Executive participates in any material fraud, material act of dishonesty, or other act of intentional and material misconduct against the Company;

(iii) Executive intentionally damages or willfully misappropriates any property of the Company that in any case has a material adverse effect on the Company;

(iv) Executive materially breaches any fiduciary, statutory, or contractual duty Executive owes to the Company (including, but not limited to, any breach of the Company’s Confidentiality Agreement);

(v) Executive regularly and materially fails to diligently and successfully perform Executive’s assigned duties;

(vi) Executive fails to cooperate with the Company in any investigation or proceeding by any governmental or similar authority or as otherwise authorized by the Board of Directors or a committee thereof; or

(vii) Executive is found liable in an SEC action and/or is disqualified by the SEC from serving in an executive role.

The determination that a termination is for Cause shall be made by the Company in its sole discretion; provided, however, that in the event that any of the foregoing events occurs, the Company shall provide written notice to Executive making reference to this Section describing the nature of such event and Executive shall thereafter have thirty (30) days to cure such event if such event is capable of being cured.

(c) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means that Executive resigns Executive’s employment with the Company (or any successor thereto) if and only if:

(i) One of the following actions has been taken without Executive’s express written consent:

(1) There is a material reduction in Executive’s Base Annual Salary from the Base Annual Salary in effect immediately preceding the Change of Control;

(2) There is a material change in Executive’s position or responsibilities (including the person or persons to whom Executive has reporting responsibilities) that represents an adverse change from Executive’s position or responsibilities from those in effect at any time within ninety (90) days preceding the date of the Change of Control or at any time thereafter; provided, however, that a Change of Control which results in the subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material reduction in Executive’s level of responsibility;

(3) Executive is required to relocate Executive’s principal place of employment to a facility or location that would increase Executive’s one way commute distance by more than thirty-five (35) miles;

(4) The Company (or any successor thereto) materially breaches its obligations under this Agreement or any other then-effective employment agreement with Executive; or

(5) Any acquirer, successor or assignee of the Company fails to assume and perform, in any material respect, the obligations of the Company hereunder; and

(ii) Executive provides written notice to the Company’s Board within the thirty (30) day period immediately following such action; and

(iii) Such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(iv) Executive’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be a Good Reason.

(d) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean:

(i) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Board”) together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 3(c)(i) or Section 3(c)(ii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 3(c)(iii)(2) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Company shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

4. COMPLIANCE WITH SECTION 409A.

(a) It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is also intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

(b) Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Payment, the Change of Control Payment and/or other benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” (as defined above) or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this Section 4(b) and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

5. INTERNAL REVENUE CODE SECTION 280G.

(a) If the payments and benefits (including but not limited to payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change of Control of the Company, whether from the Company or otherwise (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b) For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the Termination Date shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. DISPUTE RESOLUTION. Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, performance, or execution of this Agreement (including any determination of Cause or Good Reason hereunder) shall be resolved by confidential, final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California, before a single arbitrator, in accordance with JAMS’ then applicable arbitration rules. Executive acknowledges that by agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Company shall bear all JAMS fees for the arbitration. Nothing in this Agreement shall prevent any of the parties from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in any court of competent jurisdiction.

7. GENERAL PROVISIONS.

(a) This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Company and Executive with regard to the payments and benefits described herein, and it supersedes and replaces any and all other agreements (whether written or unwritten) Executive may have with the Company concerning severance benefits or change of control benefits (including but not limited to the provisions of Executive’s Offer Letter concerning severance benefits or change of control benefits); provided, however, that nothing herein shall affect any plan documents or agreements governing any compensatory equity awards that have been or may be granted to Executive, which shall remain in full force and effect. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a written agreement approved by the Compensation Committee and signed by Executive and a duly authorized officer of the Company.

(b) Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective under applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the parties insofar as possible.

(c) Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile signatures shall be deemed as effective as originals.

(e) This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executives and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any rights hereunder without the written consent of the Company. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

(f) Any ambiguity in this Agreement shall not be construed against either party as the drafter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

/s/ Susan Koppy
SUSAN KOPPY

Date:	April 30, 2009

TRANSCEPT PHARMACEUTICALS, INC.

/s/ Glenn A. Oclassen
GLENN A. OCLASSEN
President and Chief Executive Officer

Date:	April 30, 2009

EXHIBIT A

FORM OF RELEASE AGREEMENT

As provided in the CHANGE OF CONTROL AND SEVERANCE BENEFITS AGREEMENT dated             , 2009 (the “Agreement”) between me and Transcept Pharmaceuticals, Inc. (the “Company”), I will be eligible for certain Severance Benefits or Change of Control Benefits if I enter into this Release Agreement (the “Release”). I am not relying on any promise or representation by the Company that is not expressly stated in the Agreement. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby acknowledge and reaffirm my obligations under my Confidentiality Agreement with the Company.

In consideration of the Severance Benefits or Change of Control Benefits, and other consideration, provided to me under the Agreement that I am not otherwise entitled to receive, and except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code.

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner) [for those Executives terminated as part of a group termination, substitute the following language — I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner)]; (4) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to the Company; and (5) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

[For those Executives terminated as part of a group termination, add the following language — I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program].

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must: (1) sign and return this Release to the Company within twenty-one (21) days [forty-five (45) days for a group termination] after I am requested to sign it by the Company or its successor (as applicable); and (2) I must not revoke it thereafter.

SUSAN KOPPY

Date: